Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-270629 on Form S-3 and Nos. 333-257936 and 333-270627 on Form S-8 of our report dated March 7, 2025 relating to the consolidated financial statements of Sight Sciences, Inc., appearing in this Annual Report on Form 10-K of Sight Sciences, Inc. for the year ended December 31, 2024.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

March 7, 2025